UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 11, 2013

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01(a)	Changes in Registrant’s Certifying Accountant

On June 6, 2013, in connection with a review of our auditor relationship, Stein Mart, Inc. (the “Company”) sent a request for proposal to several national accounting firms, including PricewaterhouseCoopers LLP (PwC). On June 11, 2013, PwC informed the Company that it declined to stand for re-election and that, accordingly, the auditor-client relationship between PwC and the Company was terminated as of that date.

In connection with the audits of the Company’s consolidated financial statements for the two fiscal years ended February 2, 2013 and January 28, 2012 and through June 11, 2013, there were no disagreements between the Company and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years.

The audit reports of PwC on the consolidated financial statements of the Company and subsidiaries for the two fiscal years ended February 2, 2013 and January 28, 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended February 2, 2013 and January 28, 2012 and through June 11, 2013, the Company had reportable events related to material weaknesses in the Company’s internal control over financial reporting. The material weaknesses identified in the Form 10-Ks and Form 10-Q related to the control environment for the level of information and communication between the finance department and other department functions and the Company not having designed effective controls related to 1)( i) the finance department monitoring and evaluating the appropriate accounting for markdowns, and (ii) the finance and merchandising departments effectively communicating so that the finance department could develop appropriate accounting policies relative to markdowns, 2) financial management adequately validating the assertions made by real estate operations management regarding the future value of leasehold improvements made by the Company, 3) financial management effectively communicating with human resources personnel to fully understand the Company’s vacation policy, 4) the indirect cost capitalization adjustment in interim periods, 5) (i) information technology personnel effectively communicating the nature of certain software expenditures to the finance department resulting in the amortization of software costs over an improper period and (ii) financial management effectively communicating with information technology personnel to timely identify and remove retired software assets from the accounting records, 6) the IT department effectively communicating system incidents to the appropriate personnel, 7) the appropriate identification of errors in and the review of credit card receivable reconciliations by management, and 8) the review of the reconciliation of the retail stock ledger (RSL) and Perpetual System inventory balances.

The Company has provided PwC a copy of the disclosures in this Form 8-K and has requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with the Company’s statements in this Item 4.01(a). A copy of the letter furnished by PwC in response to that request is filed as Exhibit 16.1 to this report.

The Company’s search process to identify a successor accounting firm is underway. The Company will disclose its engagement of a new independent accounting firm once the process has been completed.

Item 8.01 Other Events.

As previously disclosed in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and quarterly report on Form 10-Q for the quarterly period ended May 4, 2013, the Company has remediated the material weaknesses related to the appropriate identification of errors in and the review of credit card receivable reconciliations by management and the review of the reconciliation of the retail stock ledger (RSL) and Perpetual System inventory balances. The Company is working to remediate all other material weaknesses identified.

As a result of the matters described under 4.01 above, the Company will be withdrawing the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending February 1, 2014 originally planned to be submitted to the Company’s shareholders at the Annual Meeting of Shareholders to be held on June 18, 2013.

On June 17, 2013, the Company issued a press release discussing this matter, which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01(d)	Financial Statements and Exhibits

Exhibit 16.1 Letter dated June 17, 2013 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.

Exhibit 99.1 Press release dated June 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: June 17, 2013	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

16.1	Letter dated June 17, 2013 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.

99.1	Press Release dated June 17, 2013.